Valkyrie ETF Trust II 485BPOS

Exhibit 99.(d)(6)

Schedule A

(updated and effective as 01/18/2022)

Fund(s)

Valkyrie Balance Sheet Opportunities ETF (VBB)

Valkyrie Bitcoin Miners ETF (WGMI)

Exhibit (d)(6) - Vident Agreement Exhibit (WGMI)